Exhibit 99.1

Johnson & Johnson Announces Special Charge Related to Restructuring Plans for Cordis Corporation Subsidiary

NEW BRUNSWICK, N.J., June 15, 2011 /PRNewswire-FirstCall/ -- Johnson & Johnson (NYSE: JNJ) today announced that it expects to record an after-tax restructuring charge in the range of $500-$600 million in the second quarter of 2011 as a result of restructuring plans announced by its subsidiary, Cordis Corporation. The restructuring charge will be treated as a special item.

In its separate news release today, Cordis announced the discontinuation of its clinical development program for the NEVO™ Sirolimus—Eluting Coronary Stent, cessation of the manufacture of CYPHER® and CYPHER SELECT® Plus Sirolimus-Eluting Coronary Stents by the end of 2011, and other plans related to its cardiovascular business.

Johnson & Johnson will further discuss the financial impact of these plans on its next quarterly earnings call on July 19th.

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Caring for the world, one person at a time...inspires and unites the people of Johnson & Johnson. We embrace research and science - bringing innovative ideas, products and services to advance the health and well-being of people. Our 115,000 employees at more than 250 Johnson & Johnson companies work with partners in health care to touch the lives of over a billion people every day, throughout the world.

(This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from Johnson & Johnson's expectations and projections. Risks and uncertainties include, but are not limited to, general industry conditions and competition; economic factors, such as interest rate and currency exchange rate fluctuations; technological advances and patents attained by competitors; challenges inherent in new product development, including obtaining regulatory approvals; domestic and foreign health care reforms and governmental laws and regulations; trends toward health care cost containment; and increased scrutiny of the healthcare industry by government agencies. A further list and description of these risks, uncertainties and other factors can be found in Exhibit 99 of Johnson & Johnson's Annual Report on Form 10-K for the fiscal year ended January 2, 2011. Copies of this Form 10-K, as well as subsequent filings, are available online at www.sec.gov, www.jnj.com or on request from Johnson & Johnson. Johnson & Johnson does not undertake to update any forward-looking statements as a result of new information or future events or developments.)